Exhibit 10.1
CRACKER BARREL OLD COUNTRY STORE, INC.
and
SUBSIDIARIES
FY 2012 Annual Bonus Plan
ARTICLE I
General
     1.1 Establishment of the Plan. Pursuant to the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan ( the “Omnibus Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) hereby establishes this FY 2012 Annual Bonus Plan (the “ABP”).
     1.2 Plan Purpose. The purpose of this ABP is to specify appropriate opportunities to earn a bonus with respect to the Company’s 2012 fiscal year in order to reward officers of the Company and of its subsidiaries for the Company’s financial performance during fiscal year 2012 and to further align their interests with those of the shareholders of the Company.
     1.3 ABP Subject to Omnibus Plan. This ABP is established pursuant to, and it comprises a part of the Omnibus Plan. Accordingly, all of the terms of the Omnibus Plan are incorporated in this ABP by reference as if included verbatim. In case of a conflict between the terms and conditions of the ABP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue. It is intended that the ABP shall in all respects be subject to and governed by the provisions of the Omnibus Plan and, except to the extent Annual Bonuses (as defined herein) are paid on an accelerated basis pursuant to a Change in Control, that all Annual Bonuses paid to Covered Employees shall constitute qualified performance-based compensation under Section 162(m) of the Code. The terms of this ABP shall in all respects be so interpreted and construed as to be consistent with this intention.
ARTICLE II
Definitions
     2.1 Omnibus Plan Definitions. Capitalized terms used in this ABP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.
     2.2 Other Definitions. In addition to those terms defined in the Omnibus Plan and elsewhere in this ABP, whenever used in this ABP, the following terms have the meanings set forth below:
     (a) “2012 Operating Income” means, operating income for the 2012 fiscal year as calculated consistent with past practice and presented in the audited financial statements, subject to adjustment as follows: excluding (i) extraordinary gains or losses and the effects of any sale of assets (other than in the ordinary course of business), (ii) the effects of any changes in accounting principles, (iii) the effects of any charges or expenses related to extraordinary, non-operational charges or expenses relating to stockholder demands, inquiries or events and related governance and other responses, and (iv) the effects of charges or expenses related to the Company’s organizational restructuring.
     (b) “Annual Bonus” means the Award paid to a Participant after the Committee determines that the Performance Goal has been achieved and exercised its discretion in determining whether to pay the Eligible Bonus or some different lower amount.
     (c) “Eligible Bonus” means an Award equal to a percentage of a Participant’s applicable annual base salary established within the first 90 days of the Performance Period or, in the case of new hires or Participants who are promoted, established at the time of hiring or promotion and the portion of fiscal year 2012 for which the salary is applicable, consistent with those established for the same or similar position by the Committee within the first 90 days of the Performance Period.
     (d) “Performance Goal” means achievement of 2012 Operating Income in an amount equal to or greater than an amount established by the Committee within the first 90 days of the Performance Period.
     (e) “Performance Period” means the Company’s 2012 fiscal year.
ARTICLE III
Eligibility; Calculation and Payment of Awards
     3.1 Plan Eligibility. The Participants in the ABP shall be those persons designated by the Committee during the first 90 days of the Company’s 2012 fiscal year, and those hired or promoted during the fiscal year and at that time designated as Participants by the Committee.
     3.2 Bonus Eligibility. If the Performance Goal is achieved, each Participant shall be eligible to receive his or her Eligible Bonus. The Annual Bonus, however, shall be determined by the Committee based upon such measures, if any, that the Committee in its discretion shall employ.
     3.3 Calculation and Payment of Awards. After the close of the Performance Period, the Committee shall certify in writing the achievement of the Performance Goal and the amounts of any Annual Bonus payable to each Participant. No Annual Bonus shall be paid to any Covered Employee if the Performance Goal is not achieved. Any Annual Bonus due shall be paid within a reasonable time after certification of the achievement of the Performance Goal by the Committee and, in any event, on or prior to March 31, 2013.
     3.4 Committee Discretion; Limit on Awards. Subject to Section 3.2, The Committee shall have the discretion to establish the amount of any Annual Bonus payable to any Participant, except that the Annual Bonus of any Covered Employee shall not exceed either his or her Eligible Bonus or the Section 162(m) Cash Maximum.

ARTICLE IV
Termination of Employment
     4.1 Termination of Employment. Except upon death or disability, if, prior to the certification of the Award as set forth in Section 3.3, a Participant’s employment is terminated or the Participant voluntarily resigns, all of the Participant’s rights to an Annual Bonus shall be forfeited. If a Participant’s employment is terminated because of a Participant’s death or disability, the Eligible Bonus shall be reduced to reflect only the period of employment prior to termination. The adjusted Award shall be based upon the number of days of employment during the Performance Period. In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. Any Annual Bonus thereafter determined by the Committee shall be payable at the time specified in Section 3.3.
ARTICLE V
Change in Control
     5.1 Change in Control. If a Change in Control takes place during fiscal 2012, (i), the Performance Goal shall be deemed to have been met if the Company’s operating income through the end of the fiscal month preceding the Change in Control equals or exceeds 50% of the Company’s operating income for the comparable period in the 2011 fiscal year, (ii) all Annual Bonuses established by the Committee shall be immediately payable in cash to Participants upon the date of the Change of Control (subject to any election previously made by a Participant to defer receipt of such Bonus), and (iii) unless expressly terminated, this ABP shall continue in effect throughout the remainder of fiscal 2012 with the amount of any Bonuses payable at the end of 2012 reduced by the amount of any Bonuses paid upon the Change in Control.